Exhibit 99

[NFG LOGO OMITTED]

National Fuel Gas Company	Financial News 6363 Main Street/Williamsville, NY 14221 Margaret M. Suto Investor Relations 716-857-6987 Ronald J. Tanski Treasurer 716-857-6981

NATIONAL FUEL SIGNS AGREEMENT TO SELL ASSETS IN CZECH REPUBLIC

        (June 28, 2005) Williamsville, New York: National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE:NFG) announced today that its wholly owned subsidiary, Horizon Energy Development B.V., has signed a definitive agreement to sell its majority interest in United Energy, a.s. (PSE:United Energy) to Czech Energy Holding, a.s., a company owned by Patrik Tkác, the founder and partner of the J&T Group. United Energy is a district heating and electric generation business in the Bohemia region of the Czech Republic.

        The sale price for the Company’s entire 85.16% interest in United Energy is approximately US$116.3 million. The transaction is still subject to a number of standard conditions precedent. However, because there are no major regulatory approvals involved, the Company expects that the transaction will be completed before the end of its fiscal year.*

        “We remain pleased with what we’ve accomplished in the Czech Republic, but given the strong value of the Czech currency and the number of unsolicited offers that we were receiving for our Czech assets, this appeared to be a good time to bring a successful end to our activities there,” said Philip C. Ackerman, Chairman, President and Chief Executive Officer, National Fuel.

        Patrik Tkác, owner of the purchaser, said, “We consider the acquisition of United Energy an excellent occasion to enter the market of electric power and heat generation. Our plans include further development of United Energy and more expansion, particularly in the field of power generation. We expect that the acquisition of United Energy will be followed by additional acquisitions of other energy companies.”

        The J&T Group has a number of subsidiaries operating various businesses in both the Czech Republic and Slovak Republic. Further details regarding the J&T Group may be found at its website www.jtfg.sk.

        National Fuel began its operations in the Czech Republic in 1996, when it first acquired a small district heating company and a project development company. After a number of additional acquisitions and mergers, United Energy, based in the city of Komorany, grew to be one of the largest independent producers of heat and electricity in the Czech Republic.

-more-

Page 2.

        Upon the satisfaction of the contingencies associated with the transaction, National Fuel expects to realize a net non-recurring gain of approximately US$25 million, or approximately $0.30 per diluted share.* The gain largely results from the recognition of a “cumulative translation adjustment” related to the investment which is currently recorded on the Company’s balance sheet.

        National Fuel is an integrated energy company with approximately $4.0 billion in assets. Additional information about National Fuel is available on its Internet Web site: http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Analyst Contact: Media Contact:	Margaret M. Suto (716) 857-6987 Julie Coppola Cox (716) 857-7079

*      Certain statements made by the Company herein, including those which are designated with an asterisk (“*”), are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities or acts of war; changes in demographic patterns and weather conditions, including the occurrence of severe weather; changes in the availability and/or price of derivative financial instruments; changes in the price of natural gas or oil and the effect of such changes on the accounting treatment or valuation of financial instruments or the Company’s natural gas and oil reserves; changes in the availability and/or price of natural gas, oil and coal; inability to obtain new customers or retain existing ones; significant changes in competitive factors affecting the Company; governmental/regulatory actions, initiatives and proceedings, including those affecting acquisitions, financings, rate cases (which address, among other things, allowed rates of return, rate design and retained gas), affiliate relationships industry structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments, including any downgrades in the Company’s credit ratings; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance acquisitions and ability to operate and integrate existing and any subsequently acquired business or properties; availability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; regarding foreign operations, changes in trade and monetary policies, inflation and exchange rates, taxes, operating conditions, laws and regulations related to foreign operations, and political and governmental changes; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees and contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; changes in accounting principles or the application of such principles to the Company; changes in laws and regulations to which the Company is subject, including tax, environmental, safety and employment laws and regulations; the cost and effects of legal and administrative claims against the Company; changes in actuarial assumptions and the return on assets with respect to the Company’s retirement plan and post-retirement benefit plans; increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide post-retirement benefits; or increasing costs of insurance, changes in coverage and the ability to obtain insurance. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.